FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 11th day of July 2014, by and between Ventrus BioSciences, Inc., a Delaware corporation (the “Company”), and Russell H. Ellison, MD (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement effective as of December 22, 2013 (the “Agreement”); and

WHEREAS, the Company and Executive have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Agreement and agree as follows:

1.           Amendment to Section 1. Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“1.          Employment.

(a)Services. The Executive will continue to be employed by the Company as its Chief Executive Officer, and as Chairman of the Board of Directors. In this position, the Executive will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with a position as Chief Executive Officer. Notwithstanding the foregoing, subject to and conditioned upon the occurrence of the currently anticipated closing of the merger between the Company and Assembly Pharmaceuticals, Inc., and subject to Executive’s continued employment pursuant to this Agreement, if the Board chooses to appoint Derek Small as Chief Executive Officer at any time, Executive agrees that such appointment will not be a breach of this Agreement, Executive will assume the position of Executive Chair and the Company will employ Executive in the position of Executive Chair. Executive agrees at such time, the Executive will perform such duties as are consistent with the position of Executive Chair and will continue to report to the Company’s Board. Executive and the Company agree that this Agreement replaces and supersedes in its entirety the Original Agreement, and that the Original Agreement is of no further force or effect as of the Effective Date.

(b)Acceptance. Executive hereby accepts such employment and agrees to perform his duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.”

2.          Amendment to Section 3(b). Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) The duties to be performed by the Executive hereunder shall be performed at the principal executive offices of the Company during the Term. Subject to approval of the Board and the Company’s financial ability to satisfy its obligations, during Executive’s employment as Chief Executive Officer, Executive is granted authority to hire his own team of senior management for the Company, including a Chief Financial Officer, Business Development/Commercial Officer, Chief Medical Officer, and such other key executives and technical support personnel, including but not limited to regulatory, clinical-medical and project management personnel that are necessary, in the Executive’s reasonable judgment, to ensure the successful realization of the value of the Company’s assets.”

3.          Amendment to Section 9(d). Section 9(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) The Executive’s employment hereunder may be voluntarily terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i)  any material reduction by the Company of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition); (ii) any requirement by the Company that the Executive locate Company headquarters, or Executive’s residence or primary place of employment, to a location outside a 30-mile radius of New York, NY, or (iii) failure during the Term to nominate the Executive for election to the Board and to recommend to shareholders to vote in support of such nomination, or failure of the Board to appoint the Executive as Chief Executive Officer of the Company prior to the second anniversary of the Closing Date or as Executive Chair after the second anniversary of the Closing Date, or removal during the Term from the Board, or removal as Chief Executive Officer of the Company prior to the second anniversary of the Closing Date or as Executive Chair after the second anniversary of the Closing Date, provided that such failure or removal is not in connection with either: (x) a termination of the Executive’s employment hereunder by the Company for Cause, or (y) as a result of the failure of the stockholders of the Company to elect the Executive to the Board despite the Company’s compliance with its obligations under Section 4 hereof; (iv) a material breach by the Company of Section 8(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive, or (v) a change in the lines of reporting such that the Executive no longer reports directly to the Board. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Executive notifies the Board within ninety (90) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such notice, and (z) the Executive’s voluntary termination because of the existence of one or more of the adverse events described above occurs within 24 months of the initial existence of the event.”

4.          Construction. Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

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5.          Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which, when taken together, shall constitute one instrument. Counterparts of this Amendment may be delivered via facsimile or other electronic means, with the intention that they shall have the same effect as an original counterpart hereof.

6.          Effect on the Agreement. Except as specifically provided herein, the Agreement shall remain in full force and effect. Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Company or the Executive under the Agreement.

7.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Myron Holubiak
Name:	Myron Holubiak
Title:	Lead Director

EXECUTIVE

/s/ Russell H. Ellison
Russell H. Ellison, MD

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